**Note: Confidential Information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission

                  NOVATED AND RESTATED CO-DEVELOPMENT AGREEMENT

       This Novated and Restated Co-Development Agreement (this "Agreement"), effective on January 30, 2006 ("Effective Date"), is by and between DMI BioSciences, Inc., having a place of business at 3601 South Clarkson Street, Suite 420, Englewood, Colorado 80113-3948 ("DMI") and Cogenco International, Inc., having a place of business at Suite 1840, Plaza Tower One, 6400 South Fiddler's Green Circle, Greenwood Village, Colorado 80111 ("COGENCO").

       WHEREAS, DMI and COGENCO have entered into that certain Co-Development Agreement dated November 21, 2004 (the "Original Agreement");

       WHEREAS, DMI and COGENCO desire to novate their respective obligations under the Original Agreement and desire to restate the terms and conditions of the Original Agreement to effect such novation;

       WHEREAS, DMI owns Intellectual Property relating to the use of DMI-13-9523 for the treatment of multiple sclerosis;

       WHEREAS, DMI wants to research, develop and commercialize product(s) comprising or utilizing DMI-13-9523 for the treatment of multiple sclerosis;

       WHEREAS, COGENCO and DMI want to jointly develop and commercialize product(s) comprising or utilizing DMI-13-9523 for the treatment of multiple sclerosis; and

       NOW THEREFORE, in consideration of the foregoing and the mutual covenants, terms, conditions and agreements set forth below, the parties agree as follows.

                             Article 1. Definitions

       As used herein, the following capitalized terms have the meanings set forth below:

1.1 "Affiliate" means any corporation, firm, partnership or other entity that, directly or indirectly, controls, is controlled by, or is under common control with, DMI or COGENCO. For the purposes of this Agreement, "control" or "controlled" means possession of the power to direct, or cause the direction of, the management and policies of a corporation, firm, partnership, or other entity, whether through the ownership of equity, status as a general partner, by contract or otherwise.

1.2    "Advisory Committee" means the Advisory Committee described in Article 9.

1.3 "Calendar Quarter" means each three (3)-month period ending on the last day of March, June, September and December of a given year.

1.4 "Clinical Trials" means all human clinical trials conducted with a Product, including Phase 1 through Phase 4 human clinical trials.

1.5 "Clinical Trials Plan" means a Clinical Trials Plan as adopted and amended from time to time by the Advisory Committee as described in
       Article 9. Each Clinical Trials Plan will be a comprehensive plan for performing all Clinical Trials necessary to obtain Regulatory Approval of Product(s) in the Territory and will include a budget, a schedule of deadlines and time periods for accomplishing all necessary activities, procedures for ensuring compliance with all regulatory and quality guidelines and requirements, and all other relevant information.

1.6 "Commercially Reasonable And Diligent Efforts" means, with respect to research, development and commercialization of a Product, a party's use of best efforts and resources consistent with the exercise of prudent scientific and business judgment, as applied to other pharmaceutical products of similar potential, market size and competitive environment.

1.7 "Commercialization Plan" means a Commercialization Plan adopted and amended from time to time by the Advisory Committee as described in
       Article 9. Each Commercialization Plan will be a comprehensive plan for the commercialization of Product(s) in the Territory and will include a budget, a schedule of deadlines and time periods for accomplishing all necessary activities (including a deadline for the First Commercial Sale of Product(s) that have received Regulatory Approval), marketing plans, descriptions of promotional activities, sales objectives, branding strategies, and all other relevant information.

1.8 "Deductible Expenses" for a Product are (i) all of the costs of manufacturing or purchasing the Product, (ii) all of the costs of distributing, shipping and selling the Product, (iii) all of the costs of marketing, promoting and advertising the Product, (iv) returns and allowances, (v) all taxes, including income taxes, and insurance, and
       (vi) reasonable Overhead. "Deductible Expenses" do not include the costs of screening, research, development, Preclinical Studies, Clinical Trials, obtaining Regulatory Approval of the Product, legal expenses (attorneys fees, filing fees, disbursements, expert witness fees, etc.), amounts paid as a result of a settlement or order of court (judgments) in connection with a claim or lawsuit, or any portion of these costs.

1.9 "[**see cover page note]" means an unsubstituted [**see cover page note], a substituted [**see cover page note] or a [**see cover page note] derivative. [**see cover page note] include substituted and unsubstituted [**see cover page note] and derivatives of [**see cover page note]. Other names for [**see cover page note] are [**see cover page note], [**see cover page note], [**see cover page note] and [**see cover page note].

1.10 "DMI" means DMI BioSciences, Inc. DMI is also referred to herein as a "party". Collectively, DMI and COGENCO are sometimes referred as the "parties".

1.11 "DMI-13-9523" means the unsubstituted [**see cover page note] composed of [**see cover page note] and [**see cover page note]. [**see cover page note] has the formula shown in Appendix B, which is attached hereto and made a part hereof. "DMI-13-9523" also means any single substituted [**see cover page note] or derivative of [**see cover page note] selected by the Advisory Committee as a result of the research and development performed under this Agreement to be used instead of [**see cover page note] for the treatment of multiple sclerosis.

1.12 "Drug Approval Application" means an application for Regulatory Approval required for commercial sales of a Product, such as an NDA.

1.13   "Effective Date" is the date first written above.

1.14 "COGENCO" means Cogenco International, Inc. COGENCO is also referred to herein as a "party". Collectively, DMI and COGENCO are sometimes referred as the "parties".

1.15   "FDA" means the United States Food and Drug Administration.

1.16 "Field" means the use of Product(s) to treat multiple sclerosis in humans.

1.17 "First Commercial Sale" means the first sale of each Product in a country of the Territory following Regulatory Approval of the Product in that country, or if no such Regulatory Approval or similar marketing approval is required, the date upon which each Product is first commercially available in a country.

1.18   "GCP" means the E6 Guideline for Good Clinical Practice of the ICH.

1.19 "GLP" means the current Good Laboratory Practice regulations promulgated by the FDA, published at Part 58 of Title 21 of the United States Code of Federal Regulations, as amended from time to time, and such equivalent regulations or standards of countries outside the United States as may be applicable to activities conducted hereunder.

1.20 "GMP" means the current Good Manufacturing Practice regulations promulgated by the FDA, published at Part 210 et seq. and Parts 600-610 of Title 21 of the United States Code of Federal Regulations, as amended from time to time, and such equivalent regulations or standards of countries outside the United States as may be applicable to activities conducted hereunder.

1.21 "Gross Sales Amount" means all monies and the fair market value of all other consideration (including payment in kind, exchange or other form) received with respect to Sales of a Product.

1.22 "ICH" means International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.23 "IND" means an Investigational New Drug Application satisfying the requirements of Part 312 of Title 21 of the United States Code of Federal Regulations filed with the FDA to commence human clinical testing of any Product in the United States or any similar filing with a regulatory authority of another country to commence human clinical testing of any Product in that country.

1.24 "Indication" means a human disease or condition, an important manifestation of a human disease or condition, or a symptom associated with a human disease or condition for which use of a Product is indicated, as would be identified in the Product's label under applicable FDA regulations or the foreign equivalent thereof.

1.25 "Indirect Costs" means all of the costs incurred in performing those activities necessary for specific Preclinical Studies or Clinical Trial(s) to take place, such as procurement or manufacture of Product(s), formulation and analytical studies, safety assessments, and preparation of documentation required by regulatory authorities.

1.26 "Intellectual Property" means: (i) inventions, know-how, trade secrets, other Proprietary Information, works of authorship, and trademarks and other designations of origin; (ii) all rights and privileges therein throughout the world; and (iii) all physical embodiments thereof.

1.27   "Major Market Countries" means [**see cover page note].

1.28 "NDA" means a New Drug Application satisfying the requirements of Title 21 of the United States Code of Federal Regulations filed with the FDA to obtain Regulatory Approval for a Product in the United States or any similar filing with a regulatory authority of another country to market any Product in that country.

1.29 "Overhead" means costs incurred by a party, or for its account, which are attributable to a party's supervision, services, occupancy costs, corporate bonus, and its payroll, information systems, human relations or purchasing functions and which are allocated based on space occupied, headcount or other activity-based method consistently applied by the party.

1.30 "Phase 1 Trial" means a human clinical trial in any country that is conducted to initially evaluate the safety and/or pharmacological effect of a Product in human subjects or that would otherwise satisfy the requirements of Part 312 of Title 21 of the United States Code of Federal Regulations or its foreign equivalent.

1.31 "Phase 2 Trial" means a human clinical trial in any country that is conducted to initially evaluate the effectiveness of a Product for a particular Indication in patients with the Indication or that would otherwise satisfy the requirements of Part 312 of Title 21 of the United States Code of Federal Regulations or its foreign equivalent.

1.32 "Phase 2a Trial" means a limited Phase 2 Trial typically conducted in up to 50 patients to demonstrate the effectiveness of a Product for an Indication.

1.33 "Phase 2b Trial" means a Phase 2 Trial, the results of which, alone or in combination with the results of the Phase 2a Trial, would demonstrate the effectiveness of a Product for a particular Indication in patients with the Indication or that would otherwise satisfy the requirements of Part 312 of Title 21 of the United States Code of Federal Regulations or its foreign equivalent.

1.34 "Phase 3 Trial" means a controlled human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Product as a basis for a marketing approval application submitted to the FDA, or that would otherwise satisfy the requirements of Part 312 of Title 21 of the United States Code of Federal Regulations or its foreign equivalent.

1.35 "Phase 4 Trial" means a human clinical trial in any country initiated after Regulatory Approval in that country within the approved product labeling.

1.36 "Preclinical Studies" means, with respect to a Product, one or more of the following: (i) synthesis and formulation; (ii) physical and chemical properties, (iii) in vitro activity, (iv) in vivo activity in animals,
       (v) metabolism, absorption and pharmacokinetics data from animal studies,
       (vi) toxicology data, and (vii) similar studies that are typically performed before first administration of a Product to humans.

1.37 "Prime Rate" means that prime interest rate specified in the Wall Street Journal, Colorado Edition, for the date specified.

1.38 "Product(s)" means any pharmaceutical product(s) comprising or utilizing DMI-13-9523 which is(are) used for treatment of multiple sclerosis in humans.

1.39 "Profits" means Gross Sales Amount for a Product less all Deductible Expenses for the Product.

1.40 "Promotion" and "Promotional Activities" means those activities normally undertaken by a pharmaceutical company's sales force to implement marketing plans and strategies aimed at encouraging the FDA-approved use of a prescription pharmaceutical product. When used as a verb, "Promote" or "Promoting" means engagement in such activities.

1.41 "Proprietary Information" means all business and technical information of a confidential and proprietary nature, including ideas, inventions, discoveries, trade secrets, know-how, protocols, research plans, development plans, compilations, methods, techniques, processes, data, test results, formulas, formulations, computer programs, reports, other works of authorship, business plans, sales forecasts, marketing information, pricing and financial information, customer lists, branding strategy, and planned or pending acquisitions and divestitures, and all physical embodiments thereof, including disks, computers, software, printouts, laboratory notebooks, writings, notes, documentation, records, reports, sketches, plans, memoranda, compilations, devices, prototypes, instruments, blueprints, diagrams, specifications, operating instructions, written descriptions, photographs, videos, chemicals, biological materials, compositions, lists, invention disclosures, and patent applications.

1.42 "Regulatory Approval" means all approvals, licenses, registrations and authorizations by the appropriate government entity or entities in a country or region (such as the European Union) necessary for the commercial sale of a Product in that country or region, including where applicable, approval of labeling, pricing, reimbursements and manufacturing. "Regulatory Approval" in the United States for Product(s) shall mean final approval of an NDA pursuant to Part 314 of Title 21 of the United States Code of Federal Regulations permitting marketing of the Product in interstate commerce of the United States. "Regulatory Approval" in the European Union for Product(s) shall mean final approval of a Marketing Authorization Application pursuant Council Directive 75/319/EEC, as amended, or Council Regulation 2309/93/EEC, as amended.

1.43 "Research And Development Plan" means the Research And Development Plan attached here to as Appendix C and incorporated herein by this reference, as the same may be amended from time to time by the Advisory Committee as described in Article 9. The Research And Development Plan is and shall be a comprehensive plan for the research, development and Preclinical Studies of Product(s) in the Territory, including a listing and prioritization of projects, objectives and goals, a budget, a schedule of deadlines and time periods for accomplishing all necessary activities, procedures for ensuring compliance with all regulatory and quality guidelines and requirements, and all other relevant information.

1.44 "Revenues" means (i) Profits and (ii) those payments received from licensees and sublicensees of DMI and/or COGENCO, including licensing fees, sublicensing fees, milestone payments and royalties.

1.45 "Sales" means sales of each Product in the Territory by either party to Third Parties in bona fide arms-length transactions.

1.46   "Territory" means the world.

1.47 "Third Party" means an entity other than DMI or COGENCO. A Third Party may be an individual, corporation, firm, partnership or other entity. Third Parties include Affiliates.

1.48 "USA" or "United States" shall mean the United States Of America, its possessions, territories, and protectorates (including the Commonwealth of Puerto Rico), and the District Of Columbia.

                  Article 2. Scope And Goals Of The Development

2.1 It is the intent of DMI and COGENCO to research, develop, obtain Regulatory Approval for, and commercialize Product(s) for the Field within the Territory, as more particularly set forth herein. Therefore, DMI and COGENCO agree, pursuant and subject to the terms of this Agreement, to cooperate with, and provide reasonable support for, each other in developing Product(s), with the goal of obtaining Regulatory Approval for Product(s) as soon as reasonably practicable for commercial marketing and sale in the Territory.

2.2 In particular, it is a high priority, and shall be the first priority, of the parties to develop and commercialize Product(s) for the Field in the Major Market Countries. Therefore, DMI and COGENCO agree, pursuant and subject to the terms of this Agreement, to cooperate with, and provide reasonable support for, each other in developing Product(s), with the goal of obtaining Regulatory Approval as soon as reasonably practicable for the commercial marketing and sale of Product(s) in the Major Market Countries and then in other countries of the Territory. In this regard, the Parties agree to use Commercially Reasonable And Diligent Efforts to perform Preclinical Studies and to file an IND for a first Product in at least one Major Market Country as soon as reasonably practicable after the Effective Date.

2.3 It is also the intent of DMI and COGENCO to share the Revenues obtained as a result of the commercialization, sales, licensing and sublicensing of Product(s) for the Field within the Territory.

                        Article 3. DMI's Responsibilities

3.1    Subject to the supervision of the Advisory Committee as described in
       Article 9, DMI shall be responsible for managing, directing, supervising and coordinating the research, development, Clinical Trials and commercialization of Product(s) for the Field in the Territory.

3.2 DMI shall be responsible for conducting research and development for Products(s) in accordance with the Research And Development Plan for the Product(s) as adopted and amended from time to time by the Advisory Committee.

3.3 DMI shall be responsible for conducting all Preclinical Studies for Products(s) in accordance with the Research And Development Plan for the Product(s) as adopted and amended from time to time by the Advisory Committee, and any such Preclinical Studies shall be designed and conducted so that the results can be used in connection with efforts to obtain Regulatory Approval of the Product(s) in at least the Major Market Countries.

3.4 DMI shall be responsible for conducting Phase 1 Trials for Products(s) in accordance with the Clinical Trials Plan for the Product(s) as adopted and amended from time to time by the Advisory Committee, and any such Phase 1 Trials shall be designed and conducted so that the results can be used in connection with efforts to obtain Regulatory Approval of the Product(s) in at least the Major Market Countries.

3.5 DMI shall be responsible for conducting Phase 2 Trials or Phase 2a and Phase 2b Trials of Product(s). The Phase 2 Trials or Phase 2a and Phase 2b Trials shall be conducted in accordance with the Clinical Trials Plan for Product(s) as adopted and amended from time to time by the Advisory Committee, and the Phase 2 Trials or Phase 2a and Phase 2b Trials shall be designed and conducted so that the results can be used in connection with efforts to obtain Regulatory Approval of the Product(s) in at least the Major Market Countries.

3.6 Upon successful completion of Phase 2 Trials or Phase 2a and Phase 2b Trials, DMI shall be responsible for conducting Phase 3 Trials of Product(s) and shall be responsible for taking the steps necessary, and performing the additional work required, to obtain Regulatory Approval to market Product(s) for the Field in at least the Major Market Countries in accordance with the Clinical Trials Plan for Product(s) as adopted and amended from time to time by the Advisory Committee.

3.7 After Regulatory Approval of Product(s), DMI shall be responsible for commercializing the Product(s) for the Field in at least the Major Market Countries in accordance with the Commercialization Plan for the Product(s) as adopted and amended from time to time by the Advisory Committee. DMI shall also be responsible for commercializing Product(s) for which no Regulatory Approval is required in accordance with the Commercialization Plan for the Product(s) as adopted and amended from time to time by the Advisory Committee.

3.8 DMI shall be responsible for conducting Phase 4 Trials, if any, for Product(s) in accordance with the Clinical Trials Plan for the Product(s) as adopted and amended from time to time by the Advisory Committee.

3.9 DMI shall be responsible for the manufacture and supply of all DMI-13-9523 and all Product(s).

3.10 DMI shall report to Advisory Committee on the status of the research, development, Clinical Trials and commercialization of the Product(s) in such form, manner and frequency as the Advisory Committee may request from time to time.

                      Article 4. COGENCO's Responsibilities

4.1 COGENCO agrees to purchase all of its requirements, if any, of DMI-13-9523 and Product(s) from DMI upon commercially reasonable terms and conditions to be negotiated in good faith by the parties.

4.2 COGENCO agrees to make the payments provided for in Articles 6 and 7 in a timely manner.

           Article 5. Obligations And Responsibilities Of Both Parties

5.1 Each party agrees to use Commercially Reasonable And Diligent Efforts to perform its obligations hereunder, including researching, developing, performing Clinical Trials and commercializing Product(s) for the Field within the Territory, and providing funding for all of the foregoing.

5.2 Each party shall be responsible for adherence to, and compliance with, all applicable laws, regulatory guidelines and requirements, and quality standards for the research, development, manufacture, Preclinical Studies, and Clinical Trials it performs and for Sales of Product(s) made by it.

5.3 Each party agrees to make available to the other party all information produced or obtained by it as a result of performing its obligations and responsibilities under this Agreement.

5.4 Each party shall mark all Product(s) sold by it, and shall cause any entity authorized by it to sell Product(s) to mark all Product(s) sold by that entity, with the applicable patent number(s) in accordance with the requirements of applicable laws and regulations in the country or countries of manufacture and sale.

                    Article 6. Upfront And Milestone Payments

6.1 COGENCO has paid DMI a non-refundable payment of $500,000 representing reimbursement of some of the research costs incurred by DMI prior to the Effective Date.

6.2    COGENCO has paid DMI additional non-refundable payments totaling
       $2,750,000.

6.3 COGENCO will pay DMI a non-refundable payment of $1,000,000 on or before February 28, 2006.

6.4 COGENCO will pay DMI a non-refundable payment of $1,000,000 on or before March 31, 2006.

6.5 COGENCO will pay DMI a non-refundable payment of $1,000,000 on or before July 31, 2006.

6.6 COGENCO will pay DMI a non-refundable payment of $1,000,000 on or before August 31, 2006.

6.7 COGENCO will pay DMI a non-refundable payment of $1,000,000 on or before September 30, 2006.

6.8 COGENCO will pay DMI a non-refundable payment of $1,000,000 on or before October 31, 2006.

6.9 COGENCO will pay DMI a non-refundable payment of $1,000,000 on or before November 30, 2006.

6.10 COGENCO will also pay DMI a non-refundable payment of $1,000,000 no later than five (5) days after the commencement of the first Phase 1 Clinical Trial of a Product suitable for a Major Market Country.

6.11 COGENCO will also pay DMI a non-refundable payment of $2,500,000 no later than five (5) days after the commencement of the first Phase 2a or Phase 2 Clinical Trial of a Product suitable for a Major Market Country.

6.12 COGENCO will also pay DMI a non-refundable payment of $5,000,000 no later than five (5) days after the filing of the first NDA for a Product in a Major Market Country.

6.13 COGENCO will also pay DMI a non-refundable payment of $10,000,000 no later than five (5) days after the first Regulatory Approval of a Product in a Major Market Country.

         Article 7. Costs Of Research, Development, Clinical Trials and
                         Commercialization Of Product(s)

7.1 COGENCO agrees to pay all of the costs of the research, development, Clinical Trials and commercialization of all Product(s) as set forth in
       Section 7.2 which are incurred from and after October 1, 2006.

7.2    In particular, COGENCO agrees to make the following payments to DMI:

       (a) Payment of all the costs for research and development of Product(s), plus an overhead amount to be determined as set forth in Subsection (i) of this Section 7.2.

       (b) Payment of all the costs for all Preclinical Studies of Product(s), including Indirect Costs, plus an overhead amount to be determined as set forth in Subsection (i) of this Section 7.2.

       (c) Payment of all the costs for Phase 1 Trials of Product(s), including Indirect Costs, plus an overhead amount to be determined as set forth in Subsection (i) of this Section 7.2.

       (d) Payment of all the costs for Phase 2 Trials or Phase 2a and Phase 2b Trials of Product(s), including Indirect Costs, plus an overhead amount to be determined as set forth in Subsection (i) of this Section 7.2.

       (e) Payment of all the costs for Phase 3 Trials of Product(s), including Indirect Costs, plus an overhead amount to be determined as set forth in Subsection (i) of this Section 7.2.

       (f) Payment of all the costs for obtaining Regulatory Approval of Product(s), including Indirect Costs, plus an overhead amount to be determined as set forth in Subsection (i) of this Section 7.2.

       (g) Payment of all the costs for commercialization of Product(s), including Indirect Costs, plus an overhead amount to be determined as set forth in Subsection (i) of this Section 7.2.

       (h) Payment of all the costs for Phase 4 Trials, if any, of Product(s), including Indirect Costs, plus an overhead amount to be determined as set forth in Subsection (i) of this Section 7.2.

       (i) An overhead amount, as a percentage of total costs, shall be established by the Advisory Committee independently for each activity for each year during which the activity will be performed. Factors to be considered by the Advisory Committee in establishing the overhead amount include the type of activity, the stage of the activity (e.g., whether the activity is just beginning or is near completion), whether it is the first time that DMI has performed the activity, a realistic and reasonable assessment of the commitment of personnel and facilities that DMI must make to the activity at each stage, etc. However, in no event will the overhead amount be less than DMI's actual Overhead plus 5% of total costs. If the overhead amount established by the Advisory Committee and paid to DMI as provided in Subsection (j) of this Section 7.2 is less than DMI's actual Overhead plus 5% of total costs, the deficiency will be paid to DMI as also provided in Subsection (j) of this Section 7.2.

       (j) Payments (a) through (h) shall be made on a periodic basis to be determined by the Advisory Committee, but no less than quarterly. Each such payment shall be that amount budgeted by the Advisory Committee for the upcoming period for activities (a) through (h), including the appropriate overhead amount, and each such payment shall be made at least fifteen (15) days prior to the commencement of the upcoming period. Any overage will be credited toward the payment for the next period. Any deficiency shall be added to the payment for the next period or shall be paid sooner if requested by DMI, in which case the payment of the deficiency will be made within fifteen (15) days after being requested by DMI. Interest shall be paid with respect to any payment or any deficiency in any payment not paid within fifteen (15) days after being requested by DMI, with the interest rate being 10% over the Prime Rate and being assessed from the sixteenth day after the request by DMI for payment until the date the payment is received.

       (k) DMI shall keep such records, books and accounts showing its use of the payments specified in Subsections (a) through (h) of this
              Section 7.2 as the Advisory Committee may require.

               Article 8. Sharing Of Revenues; Reports And Records

8.1 COGENCO and DMI will share all Profits on Sales of Product(s) for the Field in the Territory made by either one of them according to the following schedule:

                Cumulative                                   Profit Shares
             Cogenco Payments                      Cogenco                      DMI
             ----------------                      -------                      ---
          Up to $[**see cover page note]   [**see cover page note]%   [**see cover page note]%
          $[**see cover page note]         [**see cover page note]%   [**see cover page note]%
          $[**see cover page note]         [**see cover page note]%   [**see cover page note]%
          $[**see cover page note]         [**see cover page note]%   [**see cover page note]%
          $[**see cover page note]         [**see cover page note]%   [**see cover page note]%
          $[**see cover page note]         [**see cover page note]%   [**see cover page note]%
          $[**see cover page note] or more [**see cover page note]%   [**see cover page note]%

       Payments of a percentage share of a selling party's Profits equal to the other party's percentage (e.g., if DMI has a [**see cover page note]% interest, then [**see cover page note] % to Cogenco) shall be paid by the selling party to the other party for each Calendar Quarter in which Profits are made. Payments shall be due on or before thirty (30) days after the last day of a Calendar Quarter in which Profits are made. In the case of any delay in the payment, interest at 2% over the Prime Rate, assessed from the thirty-first day after the last day of the Calendar Quarter until the date the payment is received, shall be due. Each party shall be responsible for paying any and all taxes levied on account of the payments it receives.

8.2    COGENCO and DMI will share in accordance with the schedule set forth in
       Section 8.1 all payments received from licensees and sublicensees for licenses and sublicenses of their rights as provided for in Articles 12 and 13, including licensing fees, sublicensing fees, milestone payments, royalties and any other payments, however characterized. Payments of a share of a payment received from licensees and sublicensees shall be made no later than thirty (30) days after its receipt. In the case of any delay in the payment, interest at 2% over the Prime Rate, assessed from the thirty-first day after the receipt of the payment from a licensee or sublicensee until the date the payment is received, shall be due. Each party shall be responsible for paying any and all taxes levied on account of the payments it receives.

8.3 The parties have entered into a Restated Letter of Intent effective as of January 30, 2006 (the "Restated LOI"). Under the Restated LOI, certain elective conversion rights have been granted to COGENCO. The elective conversion rights granted in the Restated LOI relate to the conversion of the payments described in Sections 6.1 through 6.9 into Shares of DMI Common Stock, no par value. If any payment made by COGENCO under Sections
       6.1 through 6.9 of this Agreement is converted into shares of Common Stock of DMI, then the amount of COGENCO's cumulative payments in the schedule set forth in Section 8.1 shall be reduced by that amount of the payment that is converted into Common Stock, with the result that COGENCO's share of Revenues under this Agreement will be reduced, and DMI's share of Revenues under this Agreement will be increased, all according to the schedule set forth in Section 8.1 of this Agreement.

8.4 All payments shall be made by wire transfer in United States dollars to the credit of such bank account as may be designated by the receiving party to the paying party in writing. Any payment which falls due on a date which is a Saturday, Sunday or a legal holiday in the United States may be made on the next succeeding day which is not a Saturday, Sunday or legal holiday.

8.5 Each party shall furnish or cause to be furnished to the other party on a quarterly basis a written report or reports covering each Calendar Quarter (each such Calendar Quarter being sometimes referred to herein as a "reporting period") in which Profits are made and/or in which payments are received from licensees or sublicensees showing (i) Sales of each Product in the Territory during the reporting period, (ii) dispositions of Product(s) other than by sale for cash, (iii) calculation of Profits for each Product during the reporting period, (iv) payments received from licensees and sublicensees during the reporting period, including, for royalty payments and other payments based on sales of Product(s), a report from the licensees and/or sublicensees showing the calculation of the royalties or other payments based on sales of Product(s), (v) the exchange rates used in converting into dollars from the currencies in which Sales were made or payments from licensees and sublicensees were received, and (vi) any other information necessary to establish the accuracy and completeness of the payments. Reports shall be due thirty
       (30) days after the end of each Calendar Quarter in which Profits are made and/or in which payments are received from licensees or sublicensees. If a party does not make Profits or receive payments from licensees or sublicensees in a Calendar Quarter, then that party will so notify the other party.

8.6 Each party shall keep accurate and consistent records and books of account containing regular entries relating to Sales and to the manufacture or purchase of Product(s), which records shall contain all information necessary for the computation of Profits. Such records shall be available, including for a period of three (3) years after termination of this Agreement, for examination by representatives of the other party for the purpose of verifying the accuracy of the quarterly reports required by Subsection 8.5 and Profits computations for any year ending no more than 36 months prior to the date of such examination. Such examination shall be made no more than once in each Calendar Year during normal business hours with prior notice. Any such representative shall be entitled to make copies and extracts from such books and records, but only to the extent necessary to verify the accuracy of the quarterly reports required by Subsection 8.5 and Profits computations. Each party shall fully cooperate with such examination and inspection and shall give any explanations that reasonably may be requested.

8.7 Upon the written request of a party ("requesting party"), and not more than once in each Calendar Year, the other party ("audited party") will permit an independent certified public accounting firm of recognized standing selected by the requesting party and reasonably acceptable to the audited party to have access during normal business hours to those records of the audited party that may be necessary to verify the accuracy of the quarterly reports required by Subsection 8.5 and calculations of Profits for any year ending no more than 36 months prior to the date of such request.

       (a) The accounting firm will disclose to the requesting party only whether the quarterly reports and Profits calculations are correct or incorrect, the specific details concerning any discrepancies, and the corrected amount of Sales and/or Profits. No other information will be provided to the requesting party.

       (b) If the requesting party's independent accounting firm determines that Profits have been overpaid, the requesting party will repay the audited party the overage on the same date that the requesting party delivers to the audited party such accounting firm's written report. If the requesting party's independent accounting firm determines that Profits have been underpaid, the audited party will pay the amount of the additional Profits plus interest assessed at 2% over the Prime Rate from the time(s) the payment(s) was(were) originally due. The payment of the additional Profits and interest will be due no later than fifteen (15) days after the date on which the requesting party delivers to the audited party such accounting firm's written report.

       (c) The fees charged by the accounting firm will be paid by the requesting party, provided that, if the audit determines that the additional Profits payable by the audited party to the requesting party for such period exceed 5% of the Profits actually paid, then the audited party will pay the reasonable fees and expenses charged by such accounting firm.

8.8 Each party will treat all financial information of the other party subject to review under this Article 8 as Proprietary Information in accordance with Article 15 hereof and will cause its representatives and accounting firm to enter into an acceptable confidentiality agreement obligating such representatives and accounting firm to retain all such financial information in confidence pursuant to the confidentiality and non-use provisions of Article 15.

                          Article 9. Advisory Committee

9.1 The parties hereby establish an Advisory Committee to manage, supervise and coordinate, in accordance with the terms of this Agreement, all of the activities contemplated by this Agreement, including the research, development and commercialization of Product(s) for the Field within the Territory. In particular, but without limitation, the responsibilities of the Advisory Committee will include:

       (a) Approval of Research And Development Plans, Clinical Trials Plans, and Commercialization Plans, and modifications of these plans as necessary or desirable, but no less than annually.

       (b) Approval of the protocols for all Clinical Trials and approval of the Indication(s) for all Product(s) selected for Clinical Trials.

       (c) Ensuring the existence and quality of Standard Operating Procedures (SOPs) for compliance with standards of good practice in all areas of a Product's research, development and commercialization (e.g., GLP, GCP, GMP, etc.).

       (d) Coordination of the manufacture and supply of the Product(s), the regulatory filings, marketing, post-approval development studies and all other activities necessary or desirable for the development and commercialization of the Product(s).

       (e) Determining development and commercialization strategies for Product(s) for the Field in all or a part of the Territory and establishing related procedures, guidelines, parameters and criteria. DMI shall be responsible for negotiating commercial agreements, and the Advisory Committee may advise DMI during any such negotiation. Also, the Advisory Committee must approve any final commercialization agreements.

       (f) Facilitate the exchange of information and the cooperation and coordination between the parties as they exercise their respective rights and meet their respective obligations under this Agreement.

       (g) Develop a publication strategy within the guidelines established in Section 16.

       (h) Establish sub-committees as appropriate to facilitate progress, coordination and cooperation in key areas.

       (i)    Establish the overhead amounts as provided in Subsection (i) of
              Section 7.2.

       (j) Perform such other functions as appropriate to further the purposes of this Agreement.

9.2 The Advisory Committee will be composed of an equal number of representatives of each party who shall be appointed, and may be replaced at any time, by such party on written notice to the other party in accordance with this Agreement. Initially, the Advisory Committee will be composed of two representatives of each party, but the number of representatives may be any number subsequently agreed to by the Advisory Committee. The representatives will be individuals with expertise in basic research, pre-clinical research, clinical trials, manufacturing, regulatory filings, pharmaceutical project management, marketing and post-approval development, as applicable to the stage of the development or commercialization of the Product(s). Each party may also designate a non-voting scientific advisor to the Advisory Committee. Any party may designate a substitute to attend and perform the functions of one of its members at any meeting of the Advisory Committee by notifying the other party. DMI shall designate one of its representatives to be the Chairperson of the Advisory Committee. Within forty (40) days after the Effective Date, each party will notify the other of the identity of its two initial representatives and DMI will notify COGENCO of the identity of the Chairperson.

9.3 The Advisory Committee will meet within fifty (50) days after the Effective Date and at least once each Calendar Quarter thereafter or at any other frequency agreed to by the Advisory Committee. The time and location of the initial meeting shall be determined by the Chairperson, and the time and location of subsequent meetings shall be established by the Advisory Committee. Meetings may be held in person or by means of a telephone or video conference. The Chairperson shall send notices and agendas for each meeting to all of the members of the Advisory Committee. Each party will alternately be responsible for preparing and delivering to the members of the Advisory Committee, within thirty (30) days after the date of each meeting, minutes of such meeting setting forth all decisions of the Advisory Committee and including a report on the progress of work performed.

9.4 DMI is currently developing DMI-13-9523 for treatment of multiple sclerosis in accordance with the Research And Development Plan. The Research And Development Plan will be reviewed at least annually by the Advisory Committee and amended as may be required from time to time.

9.5 Within such time agreed to by the Advisory Committee, the Advisory Committee will approve an initial Clinical Trials Plan. DMI shall be responsible for preparing a draft of this initial Clinical Trials Plan and will submit it to the Advisory Committee within such time agreed to by the Advisory Committee, for review, revision and approval of the Advisory Committee. The Clinical Trials Plan will be revised and amended at least annually.

9.6 Within such time agreed to by the Advisory Committee, the Advisory Committee will approve an initial Commercialization Plan. DMI shall be responsible for preparing a draft of this initial Commercialization Plan and will submit it to the Advisory Committee within such time agreed to by the Advisory Committee, for review, revision and approval of the Advisory Committee. The Commercialization Plan will be revised and amended at least annually.

9.7 The objective of the Advisory Committee will be to reach agreement by consensus on all matters. In the event that the members do not reach consensus with respect to any matter, a vote will be taken. Each representative will have one vote. All major decisions about the research and development and commercialization of the Product(s) shall be made by majority vote of the representatives. In the event of a tie vote, the matter will be resolved as provided in Article 23.

                         Article 10. Regulatory Filings

10.1 Prior to submitting any IND or other Drug Approval Application, the parties shall consult with each other regarding the scope and general content of such IND or Drug Approval Application. Each party shall have the right to review and comment on all INDs and Drug Approval Applications prior to filing in accordance with specific time lines or other arrangements agreed upon by the Advisory Committee, and such comments will be given all due consideration by the other party.

10.2 Regulatory documents for each filing will be owned and centralized and held at DMI's offices or the offices of DMI's Third Party Contractors, but will be made available to COGENCO for its review.

10.3 DMI shall not have the right to transfer title or otherwise attempt in any manner to dispose of any INDs or Drug Approval Applications without the written consent of COGENCO.

10.4 DMI shall be responsible for conducting meetings and discussions and routine telephone communications with the regulatory authority related to the Clinical Trials it is performing. All parties may participate in all substantive discussions and meetings with regulatory authorities. COGENCO will send only a reasonable number of representatives to any such discussion or meeting.

10.5 The parties shall cooperate in good faith with respect to the conduct of any inspections by any regulatory authority of DMI's or a Third Party Contractor's sites and facilities related to a Product, and both parties shall, at a minimum, be given the opportunity to attend the summary, or wrap up, meeting related to the Product with such regulatory authority at the conclusion of such site inspection. If DMI's sites or facilities are being inspected, DMI shall consider the attendance of COGENCO at the inspections, but shall not be obligated to accept COGENCO's attendance at such inspections if such attendance would result in the disclosure to COGENCO of confidential information or trade secrets unrelated to Product(s).

10.6 To the extent that DMI receives written or material oral communications from a regulatory authority relating to a Product or a Clinical Trial, DMI shall notify COGENCO and provide a copy of any written communication as soon as reasonably practicable.

10.7 During a Clinical Trial, DMI shall be responsible for the prompt reporting of adverse reactions (as defined by the World Health Organization) directly or indirectly attributable to the use of the Product being used in the Clinical Trial to the regulatory authority in compliance with applicable law. After Regulatory Approval of a Product, DMI shall continue to be responsible for the prompt reporting of any adverse reactions directly or indirectly attributable to the use of the Product to the appropriate regulatory authorities in compliance with applicable law. COGENCO shall immediately inform DMI of any adverse drug reactions of which it becomes aware.

                        Article 11. Intellectual Property

11.1 As of the Effective Date, DMI is the sole and exclusive owner of Intellectual Property covering or relating to the use of DMI-13-9523 to treat multiple sclerosis, including the patent and patent applications listed in Appendix A attached hereto. DMI shall remain the owner of this Intellectual Property.

11.2 DMI shall also be the sole and exclusive owner of all Intellectual Property concerning or relating to (i) the treatment of multiple sclerosis with DMI-13-9523 or another [**see cover page note], including all methods of treatment, any such compounds and/or products comprising any such compounds, (ii) any derivatives of them, and/or (iii) Product(s), conceived, created, discovered, produced or developed by either party and/or by assignees, licensees, sublicensees, consultants and/or Affiliates of either party or both parties and/or by Third-Party contractors of DMI during the term of this Agreement

11.3 COGENCO agrees to make prompt written disclosure to DMI of all Intellectual Property concerning or relating to (i) the treatment of multiple sclerosis with DMI-13-9523 or another [**see cover page note], including all methods of treatment, any such compounds and/or products comprising any such compounds, (ii) any derivatives of them, and/or (iii) Product(s) conceived, created, discovered, produced or developed by it, its assignees, its sublicensees, its consultants and/or its Affiliates during the term of this Agreement.

11.4 COGENCO agrees to require its sublicensees and consultants to assign to COGENCO all Intellectual Property concerning or relating to (i) the treatment of multiple sclerosis with DMI-13-9523 or another [**see cover page note], including all methods of treatment, any such compounds and/or products comprising any such compounds, (ii) any derivatives of them, and/or (iii) Product(s) conceived, created, discovered, produced or developed by, or on behalf of, any of them during the term of the sublicense or consultant's agreement.

11.5 COGENCO also agrees to require its assignees and Affiliates to assign to COGENCO all Intellectual Property concerning or relating to (i) the treatment of multiple sclerosis with DMI-13-9523 or another [**see cover page note], including all methods of treatment, any such compounds and/or products comprising any such compounds, (ii) any derivatives of them, and/or (iii) Product(s) conceived, created, discovered, produced or developed by, or on behalf of, any of them during the term of this Agreement.

11.6 COGENCO agrees to, and does hereby, assign to DMI all of its right, title and interest in and to all Intellectual Property concerning or relating to (i) the treatment of multiple sclerosis with DMI-13-9523 or another [**see cover page note], including all methods of treatment, any such compounds and/or products comprising any such compounds, (ii) any derivatives of them, and/or (iii) Product(s) conceived, created, discovered, produced or developed by, or on behalf of, it, its assignees, sublicensees, consultants and/or Affiliates during the term of this Agreement.

11.7 COGENCO will assist DMI, at DMI's expense, in every proper way to obtain, maintain and enforce United States and foreign proprietary rights relating to any and all Intellectual Property now or hereafter owned by DMI which concerns or relates to (i) the treatment of multiple sclerosis with DMI-13-9523 or another [**see cover page note], including all methods of treatment, any such compounds and/or products comprising any such compounds, (ii) any derivatives of them, and/or (iii) Product(s). To that end, COGENCO will:

       (a) Execute, verify and deliver such documents and perform such other acts (including providing evidence and witnesses within its control and appearing as a witness) as DMI may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights.

       (b) Where the assignment of proprietary rights to DMI is provided for herein, execute, verify and deliver assignments of such proprietary rights to DMI or its designee.

       (c) In the event DMI is unable for any reason, after reasonable effort, to secure COGENCO's signature on any document needed in connection with the actions specified in this Article 11, COGENCO hereby irrevocably designates and appoints DMI and its duly authorized officers and agents as its agent and attorney-in-fact, to act for and on COGENCO's behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Article 11 with the same legal force and effect as if executed by COGENCO.

11.8 DMI will take all necessary steps to obtain and maintain protection for all Intellectual Property now or hereafter owned by it, and DMI shall be responsible for, and shall bear all the costs of, obtaining and maintaining protection for its Intellectual Property.

11.9 DMI shall keep COGENCO advised as to all developments and shall provide COGENCO with all materials sufficiently in advance to allow COGENCO to review and provide input on any proposed filing prior to its filing, which input shall be considered in good faith and included where reasonably possible by DMI. Notwithstanding the foregoing, DMI shall have the right to take such actions as are reasonably necessary, in its good faith judgment, to preserve all rights in its Intellectual Property, and DMI shall notify COGENCO as soon as possible after taking any such action.

11.10 DMI will abandon Intellectual Property or any rights therein, only after notice to COGENCO at least thirty (30) days in advance and only after giving COGENCO an opportunity to assume responsibility for obtaining and/or maintaining the Intellectual Property protection proposed to be abandoned.

11.11 The parties agree to share equally the costs (including attorney's fees, license fees, milestone payments, royalties and any other costs) should it become necessary for DMI and/or COGENCO to acquire or license the Intellectual Property of one or more Third Parties in order to be able to make, have made, use, sell, offer for sale, market, commercialize, import and export Product(s) for the Field in the Territory.

11.12 DMI shall have the right, with the approval of COGENCO, to assign its Intellectual Property covering or relating to the use of DMI-13-9523 to treat multiple sclerosis to Third Parties in all or part of the Territory, provided the assignee agrees to assume all of DMI's obligations and responsibilities under this Agreement in all, or the assignee's part, of the Territory.

                      Article 12. Licenses Of Third Parties

12.1 DMI shall have the right to license its Intellectual Property covering or relating to the use of DMI-13-9523 to treat multiple sclerosis to Third Parties in all or part of the Territory for the treatment of multiple sclerosis with the approval of COGENCO.

12.2 DMI agrees to license its Intellectual Property to the licensee or licensees selected by the Advisory Committee as necessary to effectuate the terms of any licenses negotiated by DMI and approved by the Advisory Committee.

12.3 In the event that DMI and COGENCO agree to enter into a license or other agreement with a Third Party whereby payments are made to DMI and/or COGENCO by the Third Party, DMI and COGENCO agree to negotiate in good faith changes in their responsibilities and obligations under this Agreement which are reasonable in view of the terms and conditions of the license or other agreement with the Third Party and which are not provided for in the license or other agreement with the Third Party, with the following examples as guidance:

              (a) If the agreement with the Third Party is a [**see cover page note] agreement, [**see cover page note] agreement or other agreement for a possible future license, then it is anticipated that there will be no changes in DMI's and COGENCO's responsibilities and obligations under this Agreement;

              (b) If the agreement with the Third Party is a [**see cover page note] agreement, then it is anticipated that any changes in DMI's and COGENCO's responsibilities and obligations will be specified in the co-development agreement with the Third Party; and

              (c) If the agreement with the Third Party is an [**see cover page note], then it is anticipated that DMI and COGENCO will be relieved of their responsibilities and obligations set forth in Articles 3-4 and 6-7, except for COGENCO's obligations to make the payments provided for in Sections 6.1-6.9 of Article 6.

                         Article 13. Co-Marketing Rights

13.1   In the event the parties enter into one or more licenses as provided in
       Section 12.2 above, [**see cover page note] shall retain the right, but not the responsibility or obligation, for DMI and COGENCO to assist such licensees in marketing the Product(s) for the Field within the Territory or part of the Territory that is licensed ("Co-Marketing Rights"), based on the principle of maximizing profits from sales of Product(s). These Co-Marketing Rights shall include the right to make, have made, use, sell, offer for sale, commercialize, import and export Product(s) to the extent necessary for DMI and COGENCO to be able to market and/or Promote Product(s) for the Field within the Territory or part of the Territory that is licensed. DMI and Cogenco shall coordinate their respective marketing efforts in light of the overall market strategy determined by the licensee(s) within the Territory.

13.2 DMI hereby grants to COGENCO a license of all of its Intellectual Property covering or relating to the treatment of multiple sclerosis with DMI-13-9523 to the extent needed by COGENCO to fully exercise the Co-Marketing Rights it receives pursuant to the terms of Section 13.1.

13.3 DMI shall have the right to license its Co-Marketing Rights to Third Parties with the approval of the licensee(s) within the Territory.

13.4 COGENCO shall have the right to sublicense its Co-Marketing Rights to Third Parties with the approval of the licensee(s) within the Territory.

                       Article 14. Third-Party Contractors

14.1 DMI may enter into written contracts with Third Parties to perform activities required of it under the terms of this Agreement or in furtherance of the goals of this Agreement, including, without limitation, Third-Party manufacturers, consultants, clinical investigators and contract research organizations.

14.2 Any such Third-Party contractors must agree to adhere to all applicable laws, regulatory guidelines and requirements, and quality standards for the research, development, manufacture, Preclinical Studies and Clinical Trials it performs and must agree to use only qualified personnel to perform the work which is the subject of the Third-Party contract.

14.3 All Third-Party contractors must also agree to be bound by confidentiality and nonuse provisions which are substantially the same as those contained in Article 15.

14.4 All Third-Party contractors must further agree to assign any Intellectual Property conceived, created, discovered, produced or developed as a result of the Third Party's performance under the contract to DMI.

14.5 All Third-Party contracts for the manufacture and/or supply of Product(s) or for the performance of Preclinical Studies or Clinical Trials must be approved in advance by the Advisory Committee.

14.6 Third-Party contracts are distinguished herein from licenses and sublicenses because no payments are made by the Third-Party contractors to DMI and/or COGENCO pursuant to the terms of a Third-Party contract. Thus, any contract under which payments are made by a Third Party to DMI and/or COGENCO, including agreements with distributors of Product(s), shall be classified as a license or sublicense hereunder.

                           Article 15. Confidentiality

15.1 Each party agrees to treat and maintain any of the other party's Proprietary Information which is in its possession, which comes into its possession during the term of this Agreement, or which is conceived, created, discovered, produced, developed or obtained by the other party as a result of performance under this Agreement, in confidence, and agrees not to disclose any such Proprietary Information to anyone and to not use any such Proprietary Information, except for the purposes of performing its obligations under this Agreement. Notwithstanding the foregoing, each party may disclose the other party's Proprietary Information to its employees, consultants, agents, and Third-Party contractors, or as is deemed necessary for any purpose set forth in, or relating to, this Agreement, provided that any recipients are bound by like duties of confidentiality, nondisclosure and nonuse as contained herein. Further, each party may disclose and use the other party's Proprietary Information with the written consent of the other party.

15.2 Notwithstanding the foregoing, each party may disclose the existence and content of this Agreement and other agreements between the parties to advisors, agents, consultants, investors, and Third-Party contactors who agree to be bound by like duties of confidentiality, nondisclosure and nonuse as contained herein.

15.3 Nothing contained herein shall in any way restrict or impair the right of either party to use, disclose, or otherwise deal with the other party's Proprietary Information which the party claiming waiver can demonstrate by written records:

       (a) is or becomes generally known to the public through no fault of the party;

       (b) was known to it prior to the time of disclosure by the other party;

       (c) was independently developed by it and not in performance of its obligations under this Agreement;

       (d) was lawfully obtained without restrictions from a Third Party who has authority to make such disclosure; or

       (e) which the party is required to disclose pursuant to applicable law or pursuant to a requirement, subpoena, order or other request of a court, agency or other governmental entity, including required disclosures to a governmental entity or agency in connection with seeking any governmental or regulatory approval; in such case, the party shall notify the other party prior to such disclosure so as to give the other party an opportunity to protest the disclosure.

              Article 16. Publicity, Publications And Presentations

16.1 The parties agree that the public announcement of the execution of this Agreement shall be in the form of a press release to be agreed on by the parties before or on the Effective Date and, thereafter, each party shall be entitled to make or publish any public statement consistent with the contents thereof. Thereafter, the parties will jointly discuss and agree on any statement to the public regarding this Agreement, the transactions contemplated herein, or clinical, regulatory and commercial developments relating to the Product(s), subject in each case to disclosure otherwise required by law or regulation as determined in good faith by each party. When a party wishes to make a public statement, it will notify the other party and give the other party at least three (3) business days to review and comment on such statement, and the parties will discuss and agree on the final content of the statement. If a party is not legally able to give notice as required by the previous sentence, it will furnish the other party with a copy of its disclosure as soon as practicable after the making thereof. The parties acknowledge the importance of supporting each other's efforts to publicly disclose results and significant developments regarding the Product(s). The principles to be observed in such public disclosures will be accuracy, the confidentiality requirements of Article 15, compliance with regulatory agency regulations and guidelines, the advantage a competitor may gain from any public statements under this Subsection 16.1, and the standards and customs in the pharmaceutical industry for such disclosures by companies comparable to DMI and COGENCO.

16.2 DMI and COGENCO each acknowledge the other party's interest in publishing certain of the results of the work performed pursuant to the terms of this Agreement and in making presentations at scientific meetings to (i) obtain recognition within the scientific community, (ii) advance the state of scientific knowledge, and (iii) promote the Product(s). Both parties also recognize their mutual interest in obtaining valid patent rights for any inventions concerning or relating to the use of DMI-13-9523 for the treatment of multiple sclerosis, including derivatives of it, and/or Product(s) and in protecting the confidentiality of their Proprietary Information.

       (a) Consequently, if either party desires to publish or present the results of the work performed pursuant to the terms of this Agreement, the publishing/presenting party shall provide the nonpublishing/nonpresenting party and the Advisory Committee with a draft manuscript of the proposed publication or presentation.

       (b) The nonpublishing/nonpresenting party and the Advisory Committee shall have thirty (30) days from receipt of the draft manuscript to review it.

       (c) The publishing/presenting party agrees to delete any information identified by the nonpublishing/nonpresenting party as its Proprietary Information upon written request of the nonpublishing/nonpresenting party received within the thirty-day review period.

       (d) The publishing/presenting party also agrees to delete any information identified by the Advisory Committee as Proprietary Information, the deletion of which is necessary for the protection of the commercial interests of the parties, upon written request of the Advisory Committee received within the thirty-day review period.

       (e) If the Advisory Committee objects in writing within the thirty-day review period to the publication or presentation as being inconsistent with the publication strategy established by the Advisory Committee pursuant to Section 9.1, then the publishing/presenting party and the Advisory Committee will discuss in good faith possible modifications of, or delays in, the publication or presentation. The publishing/presenting party shall have the right to proceed with the publication or presentation if an agreement with the Advisory Committee about the proposed modifications or delays cannot be reached within thirty days after receipt of the written objection.

       (f) Finally, in the event that the nonpublishing/nonpresenting party or the Advisory Committee determines that the manuscript describes patentable subject matter, the nonpublishing/nonpresenting party and/or the Advisory Committee shall so notify the publishing/presenting party in writing within the thirty-day review period. Upon receipt of this notification, the publishing/presenting party will delay publication of the manuscript or the presentation of the information contained in the manuscript for a period of ninety (90) days from the date of receipt of the written notice.

             Article 17. Representations, Warranties And Disclaimer

17.1 DMI represents and warrants that it has the right and authority to enter into, and perform its obligations under, this Agreement and that there are no outstanding grants, licenses, encumbrances or agreements, either written, oral or implied, inconsistent with this Agreement, or which this Agreement, or performance hereunder, would violate, breach, conflict with, or cause a default.

17.2 DMI represents and warrants that it is the sole and exclusive owner of the patent and patent applications listed in Appendix A.

17.3 DMI further represents and warrants that it has the full right and authority to grant COGENCO all of the rights granted hereunder.

17.4 COGENCO represents and warrants that it has the right and authority to enter into, and perform its obligations under, this Agreement and that there are no outstanding grants, licenses, encumbrances or agreements, either written, oral or implied, inconsistent with this Agreement, or which this Agreement, or performance hereunder, would violate, breach, conflict with, or cause a default.

17.5 EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 17, DMI DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES, STATUTORY OR OTHERWISE, CONCERNING THE INTELLECTUAL PROPERTY OR PROPRIETARY INFORMATION IT CURRENTLY OWNS. SPECIFICALLY, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, DMI MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS (FOR A PARTICULAR PURPOSE OR OTHERWISE), QUALITY OR USEFULNESS OF ITS INTELLECTUAL PROPERTY OR PROPRIETARY INFORMATION. DMI DOES NOT WARRANT THE ACCURACY OF ANY INFORMATION INCLUDED WITHIN THE INTELLECTUAL PROPERTY OR PROPRIETARY INFORMATION OR THAT THE PRACTICE OF ITS INTELLECTUAL PROPERTY OR THE USE OF ITS PROPRIETARY INFORMATION WILL BE FREE FROM CLAIMS OF INFRINGEMENT BY THIRD PARTIES OR ANY OTHER RIGHTS OF THIRD PARTIES. UNDER NO CIRCUMSTANCE SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES IN TORT, CONTRACT, STRICT LIABILITY OR OTHERWISE INCURRED BY THE OTHER PARTY OR ANY THIRD PARTY.

                    Article 18. Defense Of Third-Party Claims

18.1 With respect to claims or suits by Third Parties resulting from, or arising out of, the performance of this Agreement, the parties hereto agree as follows:

       (a) Each party shall have the right to control the defense or settlement of any claim or suit that may be brought against it with counsel of its own choosing and at its own expense.

       (b) Each party agrees to inform the other party as soon as practicable of any such claim or suit and to keep the other party informed about the claim or suit until resolved.

       (c) Each party agrees to cooperate with the other party to the extent necessary with respect to defending against any such claim or suit. All of the cooperating party's expenses shall be paid for, or reimbursed by, the other party.

       (d) Each party agrees that it will not settle any claim or suit brought against it without the input of the other party, which input will be considered in good faith.

18.2 Notwithstanding the foregoing, a party seeking indemnification from the other party must proceed as provided in the indemnification provisions of
       Article 20.

          Article 19. Infringement Or Misappropriation By Third Parties

19.1 Each party will inform the other as soon as possible upon learning of any infringement or misappropriation by any Third Party of any Intellectual Property currently or hereafter owned by DMI.

19.2 DMI shall have the first option to proceed against such Third Party. COGENCO agrees that it will permit the use of its name in any litigation suit, will sign all necessary papers, will take all rightful oaths, and will do whatever else may be necessary to assist DMI in proceeding against the Third Party. All costs, expenses and disbursements of proceeding against such Third Party shall be borne by DMI, including reimbursement of expenses incurred by COGENCO as a result of assisting DMI in proceeding against the Third Party. DMI shall keep COGENCO fully informed of all such proceedings. DMI shall not settle any such proceeding without the input of COGENCO, which input will be considered in good faith. In the event that DMI is successful in proceeding against the Third Party, all monies recovered by DMI for infringement or misappropriation by way of settlement or order of court shall be treated as follows. If it has not already done so, DMI shall deduct and reimburse COGENCO the attorneys fees, disbursements and costs expended by COGENCO in the conduct of proceeding against the Third Party. Next, DMI shall deduct and retain the attorneys fees, disbursements and costs expended by DMI in the conduct of proceeding against the Third Party. Any monies remaining after such deduction shall be divided as follows: [**see cover page note]% to DMI and [**see cover page note]% to COGENCO.

19.3 In the event that DMI elects not to proceed, COGENCO shall have the right to proceed against the Third Party. DMI agrees that it will permit the use of its name in any litigation suit, will sign all necessary papers, will take all rightful oaths, and will do whatever else may be necessary to assist COGENCO in proceeding against the Third Party. All costs, expenses and disbursements of proceeding against such Third Party shall be borne by COGENCO, including reimbursement of expenses incurred by DMI as a result of assisting COGENCO in proceeding against the Third Party. COGENCO shall keep DMI fully informed of all such proceedings. COGENCO shall not settle any such proceeding without the prior written consent of DMI, which consent will not be unreasonably withheld or conditioned. In the event that COGENCO is successful in proceeding against the Third Party, all monies recovered by COGENCO for infringement or misappropriation by way of settlement or order of court shall be treated as follows. If it has not already done so, COGENCO shall deduct and reimburse DMI the attorneys fees, disbursements and costs expended by DMI in the conduct of proceeding against the Third Party. Next, COGENCO shall deduct and retain the attorneys fees, disbursements and costs expended by COGENCO in the conduct of proceeding against the Third Party. Any monies remaining after such deduction shall be divided as follows: [**see cover page note]% to COGENCO and [**see cover page note]% to DMI.

                           Article 20. Indemnification

20.1 COGENCO hereby agrees to indemnify, defend and hold harmless DMI, its officers, directors, employees, consultants and agents from and against any and all liabilities, claims, demands, actions, suits, damages, costs, expenses (including reasonable attorneys' fees), or judgments (collectively "Damages") arising out of, based upon, resulting from, or presented or brought on account of, a material breach of this Agreement by COGENCO, except to the extent that such Damages arise out of, are based upon or result from (i) a material breach of the Agreement by DMI or (ii) the negligence or willful misconduct of DMI.

20.2 DMI hereby agrees to indemnify, defend and hold harmless COGENCO, its officers, directors, employees, consultants and agents, from and against any liabilities, claims, demands, actions, suits, damages, costs, expenses (including reasonable attorneys' fees), or judgments (collectively "Damages") arising out of, based upon, resulting from, or presented or brought on account of, a material breach of this Agreement by DMI, except to the extent that such Damages arise out of, are based upon or result from (i) a material breach of the Agreement by COGENCO or
       (ii) the negligence or willful misconduct of COGENCO

20.3 COGENCO hereby agrees to indemnify, defend and hold harmless DMI, its officers, directors, employees, consultants and agents, from and against any liabilities, claims, demands, suits, actions, damages, costs, expense

       (including reasonable attorneys' fees), or judgments (collectively "Damages") arising out of, based upon, resulting from, or presented or brought on account of, any injuries, losses or damages sustained by any person or property in consequence of any act or omission of COGENCO, except to the extent that such Damages arise out of, are based upon or result from (i) a material breach of the Agreement by DMI or (ii) the negligence or willful misconduct of DMI.

20.4 DMI hereby agrees to indemnify, defend and hold harmless COGENCO, its officers, directors, employees, consultants and agents, from and against any liabilities, claims, demands, suits, actions, damages, costs, expense (including reasonable attorneys' fees), or judgments (collectively "Damages") arising out of, based upon, resulting from, or presented or brought on account of, any injuries, losses or damages sustained by any person or property in consequence of any act or omission of DMI, except to the extent that such Damages arise out of, are based upon or result from (i) a material breach of the Agreement by COGENCO or (ii) the negligence or willful misconduct of COGENCO.

20.5 A party entitled to indemnification under this Article 20 (the "Indemnified Party") shall promptly notify the party potentially responsible for such indemnification (the "Indemnifying Party") upon becoming aware of any claim or claims asserted or threatened against such Indemnified Party which could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder, except to the extent that such failure substantially prejudices its rights hereunder.

20.6 The Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless the Indemnified Party consents thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

20.7 The Indemnified Party may participate in, but not control, the defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Article 20 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying Party and the Indemnified Party.

20.8 If the Indemnifying Party fails to notify the Indemnified Party within twenty (20) days after receipt of notice of a claim in accordance with
       Section 20.5 hereof that it elects to defend the Indemnified Party pursuant to this Article 20, or if the Indemnifying Party elects to defend the Indemnified Party but fails to prosecute or settle the claim diligently and promptly, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settlement; provided, however, that in no event shall the Indemnifying Party be required to indemnify the Indemnified Party for any amount paid or payable by the Indemnified Party in the settlement of any such claim agreed to without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

                              Article 21. Insurance

21.1 Each Party shall use all commercially reasonable efforts to maintain insurance, including product liability insurance, with respect to its activities hereunder.

21.2 Such insurance shall be in such amounts and subject to such deductibles as the Parties may agree based upon standards prevailing in the industry at the time.

21.3 Up until such time as Clinical Trials begin, either Party may satisfy its obligations under this Section through self-insurance to the same extent.

21.4 At such time as a Product(s) is being manufactured by a Party for commercial sale, that Party shall name the other Party as an additional insured on any such policies. Any insurance shall not be construed to create a limit of the insuring Party's liability with respect to its indemnification obligations under Article 20. Each Party shall use commercially reasonable efforts to provide the other Party with written notice at least thirty (30) days prior to a cancellation, non-renewal or material change in such insurance or self- insurance that could materially adversely affect the rights of the other Party hereunder. Each Party's insurance hereunder shall be primary and non- contributing.

                        Article 22. Term And Termination

       22.1 Unless terminated sooner as provided below, this Agreement will continue in full force and effect until the later of (i) such time after the First Commercial Sale when no Sales of any Product(s) for the Field have been made anywhere in the Territory for a period of one (1) year by either party or by any licensees, sublicensees and/or assignees of one or both of the parties, (ii) one (1) year after the termination of all licenses and sublicenses, or (iii) fifty (50) years from the Effective Date.

       22.2 The parties may at any time terminate this Agreement, in part or in its entirety, by mutual written agreement.

       22.3 If the cash payments provided for in Subsections 6.3-6.9 are not received on or before the dates specified in those subsections, DMI shall give COGENCO notice in writing of the default. If the payment is not made within five (5) days after receipt of this written notice by COGENCO, DMI shall have the right to immediately terminate this Agreement by giving a second written notice to COGENCO of the termination.

       22.4 Other than as provided in Section 22.3, in the event of a breach or default in respect of any of the terms of this Agreement by either party, the other party shall give notice in writing, specifying in detail the nature of the breach or default. If the alleged breach or default is not cured within sixty (60) days after receipt of this notice, the party giving notice shall have the right to immediately terminate this Agreement by giving a second written notice to the breaching party.

       22.5 In the event of either party experiencing financial difficulties, that party shall immediately notify the other party to that effect. The party so notified shall have the right to terminate this Agreement within thirty (30) days of said notification. If the party having the right to terminate decides not to do so, then the parties agree to renegotiate in good faith a reduction in the share of the Revenues to be paid to the party experiencing financial difficulties if that party is unable to fully perform its obligations hereunder. A party shall be considered as having financial difficulties by:

       (a) that party's commencement of a voluntary case under any applicable bankruptcy code or statute, or by its authorizing, by appropriate proceedings, the commencement of such a voluntary case;

       (b) that party's failing to receive dismissal of any involuntary case under any applicable bankruptcy code or statute (wherein the other party is not a party to the case) within sixty (60) days after initiation of such action or petition;

       (c) that party's seeking relief as a debtor under any applicable law of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by consenting to or acquiescing in such relief;

       (d) the entry of an order by a court of competent jurisdiction finding it to be bankrupt or insolvent, or ordering or approving its liquidation, reorganization, or any modification or alteration of the rights of its creditors, or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property or assets; or

       (e) that party's making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

       22.6 Upon termination of this Agreement for any reason:

       (a) All rights and licenses granted to COGENCO hereunder shall revert to DMI, except that COGENCO shall have the right to sell any Product(s) in inventory as provided in Subsection (b) of this
              Section 22.6.

       (b) COGENCO shall cease all activities with respect to the Product(s), including all making (by COGENCO and/or by Third Parties for COGENCO), using, selling, offering for sale, marketing, commercializing, importing and exporting of Product(s). Notwithstanding the foregoing, COGENCO shall have the right to sell any Product(s) in inventory at prices of its choosing, provided COGENCO makes the payments and reports required by
              Article 8.

       (c) If requested by DMI, COGENCO shall make its personnel and other resources reasonably available to DMI as necessary for a reasonable period of time, not to exceed six (6) months from the date of termination, to effect an orderly transition of responsibilities. If termination of the Agreement occurred because of a breach by COGENCO, then COGENCO will be responsible for all of the costs of performing these obligations. If termination of the Agreement occurred because of a breach by DMI, then DMI will be responsible for all of the costs of performing these obligations. Otherwise, the parties will share the costs.

       (d) COGENCO's sublicense(s) of its rights pursuant to Section 13.4 above (referred to herein as "Article 13 Sublicense(s)") shall be transferred to DMI. The Article 13 Sublicense(s) will remain in full force and effect so long as the sublicensee(s) perform(s) the obligations of the Article 13 Sublicense(s), and DMI shall have all of the rights and benefits of the Article 13 Sublicense(s) (including the right to receive 100% of all payments due under the Article 13 Sublicense(s)) and shall be responsible for performing all of the obligations required of COGENCO by the Article 13 Sublicense(s). COGENCO will execute such documents as may be requested by DMI to attest to the transfer to DMI of all of its
              Article 13 Sublicense(s).

       22.7 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation matured prior to the effective date of such termination, and neither party waives any rights it may have to remedies arising out of the termination or breach of surviving obligations.

                         Article 23. Dispute Resolution

       23.1 In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the collaborative effort contemplated hereby, the parties shall initially refer such dispute to the Advisory Committee.

       23.2 Failing resolution by the Advisory Committee of any controversy or claim within thirty (30) days after such referral, the matter shall be referred to the Chief Executive Officers (CEOs) of DMI and COGENCO. Any controversy or claim arising in the Advisory Committee or any matter about which the Advisory Committee is deadlocked shall also be referred to the CEOs of DMI and COGENCO

       23.3 The CEOs of DMI and COGENCO shall, as soon as practicable, attempt in good faith to resolve any controversy or claim referred to them. If such controversy or claim is not resolved within thirty (30) days after referral to the CEOs of DMI and COGENCO, either party shall be free to notify the CEOs of DMI and COGENCO, that it wishes the matter to be referred to the Chief Scientific Officer of DMI. The decision of the Chief Scientific Officer of DMI shall be final.

       23.4 This Agreement shall be governed by, and its provisions construed and enforced in accordance with, the law of the State of Colorado. Both parties agree to submit to the jurisdiction of all Colorado courts, including federal courts, and to waive any and all rights under the law of any jurisdiction to object on any basis to jurisdiction or venue within Colorado.

                            Article 24. Miscellaneous

       24.1 All payments, notices, reports, exchanges of information and other communications between the parties required by this Agreement shall be sent to the addresses set out below, or to such other addresses as may be designated by one party to the other by notice pursuant hereto, by (i) prepaid, certified air mail (which shall be deemed received by the other party on the fifth business day following deposit in the mails), (ii) facsimile transmission or other electronic means of communication (which shall be deemed received when transmitted), with confirmation by first class letter, postage prepaid, or (iii) an express courier service, such as FedEx, DHL, Airborne or similar delivery service, with capabilities of tracking packages and/or letter delivery and providing verification of receipt (in the even of the use of such a service, receipt shall be on the date actually received, as verified by such delivery service).

                If to DMI:           DMI BioSciences Inc.
                                     3601 South Clarkson Street, Suite 420
                                     Englewood, Colorado, USA 80113-3948
                                     Attention:  Mr. Bruce G. Miller

                If to COGENCO:       Cogenco International, Inc.
                                     Suite 1840, Plaza Tower One
                                     6400 South Fiddler's Green Circle
                                     Greenwood Village, Colorado 80111
                                     Attention: Mr. David W. Brenman

       24.2 No party to this Agreement shall be liable for failure to perform on its part any provision or part of this Agreement when such failure is due to fire, flood, strike or other industrial disturbance, unavoidable accident, war, embargo, inability to obtain materials, transportation controls, governmental actions, or other causes beyond the control of such party, but only for the period of delay imposed by such cause.

       24.3 For purposes of this Agreement, "business day" means a day on which the banks in the United States are generally open to conduct their regular banking business.

       24.4 Should any part or provision of this Agreement be held unenforceable or in conflict with the law, the validity of the remaining parts or provisions shall not be affected by such holding.

       24.5 The failure of either party to enforce, at any time and for any period of time, a provision of this Agreement is not, and shall not be construed to be, a waiver of any such provision or of the right of such party to subsequently enforce each and every such provision.

       24.6 This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes and replaces all prior negotiations, understandings and agreements, whether written or oral, including the Term Sheet between the parties dated August 23, 2004, and the Co-Development Agreement dated November 21, 2004 (the "Original Agreement").

       24.7 All amendments and modifications of this Agreement shall be in writing and executed by both parties.

       24.8 Each party will obtain any government approval required in its country of domicile to enable this Agreement to become effective, or to enable any payment hereunder to be made, or any other obligation hereunder to be observed or performed. Each party will keep the other informed of progress in obtaining any such governmental approval and will cooperate with the other party in any such efforts.

       24.9 This Agreement is made subject to any restrictions concerning the export of materials and technology from the United States which may be imposed upon or related to either party to this Agreement from time to time by the Government of the United States. Neither party will export, directly or indirectly, any Proprietary Information, Intellectual Property, or Product(s) or other materials utilizing such technology to any countries for which the United States Government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States Government when required by applicable statute or regulation.

       24.10 This Agreement may be assigned by either party only with the prior written consent of the other party, which consent will not be unreasonably withheld, and provided the assignee agrees to perform fully all of the responsibilities and obligations of the assignor hereunder. Any purported assignment in contravention of this Section 24.10 shall, at the option of the non-assigning party, be null and void and of no effect. No assignment shall release either party from responsibility for performance of any accrued obligation of such party hereunder.

       24.11 This Agreement shall be binding upon and inure to the benefit of the parties, their respective officers and directors, and the permitted assignees of either party.

       24.12 This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Further, telefax signatures shall be binding.

       24.13 Nothing contained herein shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between DMI and COGENCO.

       24.14 This Agreement does not confer, and shall not be construed as conferring, on either party, or any other entity, any proprietary right or license in or to the other party's Proprietary Information or Intellectual Property, except as expressly provided in this Agreement.

       24.15 Ambiguities, if any, in this Agreement shall not be construed against any party, irrespective of which party may be deemed to have authored the ambiguous provision.

       24.16 The Article headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

       IN WITNESS HEREOF, each party hereto acknowledges that the representative named below has authority to execute this Agreement on behalf of the respective party to form a legally binding contract and has caused this Agreement to be duly executed on its behalf.

DMI BioSciences, Inc.                         Cogenco International, Inc.




By:  ___________________________              By:  ___________________________
Name:  Bruce G. Miller                        Name:  David W. Brenman
Title:  President and CEO                     Title:  President

                                   APPENDIX A

                                   APPENDIX B

                   DMI-13-9523 [**see cover page note]Formula

                                   APPENDIX C

                    Research And Development Plan and Budget